AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of August 8, 2006 by and between Seaboard Marine Ltd., a Liberian corporation, together with any successor thereto, the "Company," and Edward A. Gonzalez ("Executive").

                      W I T N E S S E T H:

     WHEREAS, the Company and Executive entered into that certain
Employment Agreement ("Employment Agreement") dated as of July 1,
2005;

     WHEREAS, said Employment Agreement continues in full force and effect;

     WHEREAS,   the  Company and Executive desire  to  amend  the
Employment Agreement, as set forth herein;

     NOW,   THEREFORE, in consideration of the premises  and  the
mutual covenants and promises contained herein, and for further good and valuable consideration, the Company and Executive hereby agree as follows:

     1. Amendment to Paragraph 2. Paragraph 2.(a) of the Employment Agreement is amended and restated to read as follows:

          (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to
     Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on July 1, 2005 (the "Commencement Date") and ending on the date which is five (5) years after the Commencement Date, provided, however, on each annual anniversary date of the Commencement Date (an "Annual Anniversary Date"), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for five (5) years after such Annual Anniversary Date, unless the Company shall have given written notice to Executive, at least thirty (30) days prior to the expiration of such Annual Anniversary
     Date, of its intention not to extend the Employment Period (as defined below) hereunder. Notwithstanding the foregoing, unless mutually agreed to by the Company and the Executive, Executive's employment hereunder shall under no circumstances extend beyond December 31, 2030. The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period."

     2. Agreement Continues in Effect. Except as set forth herein, the Employment Agreement shall continue in full force and effect pursuant to its terms.

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     3.   Miscellaneous.   This Amendment shall be  governed  and
construed  in accordance with the laws of the State  of  Florida,
without  reference  to  principles of  conflict  of  laws.   This
Amendment   may   be  executed  in  counterparts  (including   by
facsimile), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereto set his hand, in each case, effective as of the date first above written.

                                   SEABOARD MARINE LTD.



                                   By:  /s/ Robert L. Steer
                                        Robert L. Steer, Vice President


                                   EXECUTIVE:



                                   By:  /s/ Edward A. Gonzalez
                                        Edward A. Gonzalez

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